SCHEDULE 14A

          INFORMATION REQUIRED IN PROXY STATEMENT
                 SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the
            Securities and Exchange Act of 1934

[X] Filed by the Registrant
[ ] Filed by a Party other than the Registrant

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   THE WEST COMPANY
-----------------------------------------------------------------
(Name of Registrant as Specified in its Charter)

-----------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act
    Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
-------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was
    determined:
-----------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------

(5) Total Fee paid:
--------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid: .....................................
(2) Form Schedule or Registration Statement No:..................
(3) Filing Party:................................................
(4) Date Filed:..................................................

                                    [LOGO]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                 April 30, 1997



TO THE SHAREHOLDERS OF
  THE WEST COMPANY, INCORPORATED:


         The Annual Meeting of Shareholders of The West Company, Incorporated will be held at the Company's headquarters at 101 Gordon Drive, Lionville, Pennsylvania 19341, on Wednesday April 30, 1997, at 9:30 A.M., for the following purposes:

         1. To elect four directors in Class I (term expiring in 2000).

         2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for 1997.

         3. To transact such other business as may properly be brought before the meeting.

         The Board of Directors has fixed the close of business, Tuesday, March 18, 1997, as the record date for the meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the meeting.

         Please date, sign and return the enclosed proxy in the enclosed envelope, whether or not you expect to attend the meeting in person.

                                       By Order of the Board of Directors,



                                       JOHN R. GAILEY III
                                       Secretary


March 26, 1997

                                     [LOGO]


                         THE WEST COMPANY, INCORPORATED
                                101 Gordon Drive
                          Lionville, Pennsylvania 19341


                                 PROXY STATEMENT


         The enclosed proxy is solicited by the Board of Directors of The West Company, Incorporated (the "Company") for use at the Annual Meeting of Shareholders to be held at the Company's headquarters, 101 Gordon Drive, Lionville, Pennsylvania, on Wednesday, April 30, 1997, at 9:30 A.M., and at all adjournments thereof. The proxy and this proxy statement are being mailed to shareholders on or about March 26, 1997. The Company will bear the costs of solicitation of proxies. Directors, officers and other employees of the Company may solicit proxies in person or by telephone following the mailing of proxy-soliciting material.


         Only holders of record of the Company's common stock, $.25 par value, ("Common Stock") at the close of business on March 18, 1997 will be entitled to vote at the meeting. At that date, 16,425,183 shares of Common Stock were outstanding. Each outstanding share entitles the holder to one vote on all business of the meeting. Any shareholder signing a proxy card may revoke or revise it at any time before it is voted by giving written notice to John R. Gailey III, Secretary of the Company, or by voting in person at the meeting.

         The persons named in the accompanying form of proxy will vote such proxy in accordance with the marked instructions on the proxy with respect to each of the proposals contained therein. If no instructions are given and the proxy card is properly signed and returned, all shares covered by the proxy will be voted by such persons "for" election of the nominees listed below as directors and "for" the proposal to ratify the appointment of independent accountants. Unless otherwise indicated by the shareholder, proxy cards also give the persons named as proxies discretionary authority to vote all shares of Common Stock represented by the proxy on any other matter that is properly presented for action at the meeting.

         Directors are elected by a plurality of all votes cast at the meeting. As a result, directions to withhold authority will have no effect on the outcome of the vote. The affirmative vote of a majority of votes cast by holders of Common Stock entitled to vote is required to ratify the appointment of independent accountants. Abstentions will be treated as present for purposes of determining the presence of a quorum. Because directors are elected by a plurality of votes, abstentions and broker non-votes will not have an impact on their election. Abstentions and broker non-votes will not be counted in tabulating the number of votes cast on ratification of appointment of independent accountants.

         The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table and footnotes set forth, as of March 10, 1997, information to the best of the Company's knowledge concerning persons who beneficially own more than 5% of the Company's Common Stock. Except as indicated below, the Company is informed that the beneficial owners have sole voting and sole dispositive power over the shares shown opposite their names.

                                                  Amount and             Percent
    Name and Address of                      Nature of Beneficial           of
     Beneficial Owner                             Ownership               Class
--------------------------------------------------------------------------------
Jean Wike Faust ............................     1,261,734(1)              7.7%
   16 Fox Chase Road
   Malvern, PA 19355

First Union Corporation.....................     1,265,039(2)              7.7%
   One First Union Center
   Charlotte, NC  28288-0137

Reich & Tang Asset Management L.P...........       931,001(3)              5.7%
   600 Fifth Avenue
   New York, NY  10020

TriMark Financial Corporation...............     1,278,900(4)              7.8%
   One First Canadian Place, Suite 5600
   P.O. Box 487
   Toronto, Ontario M5X 1E5

William S. West.............................       960,052(5)              5.9%
   101 Gordon Drive
   Lionville, PA  19341

J. Roffe Wike, II...........................     1,745,554(1)(6)          10.6%
   2125 Twinbrook Road
   Berwyn, PA  19312

Wilmington Trust Corporation................     1,081,310(7)              6.6%
   1100 North Market Street
   Wilmington, DE  19890
---------------

(1) Includes 226,000 shares held by a trust of which Mrs. Faust is the sole beneficiary. J. Roffe Wike, II, the brother of Mrs. Faust, has sole dispositive and voting power over such shares in his capacity as trustee. Also includes 582,954 shares held by a trust as to which Mrs. Faust and Mr. Wike share voting and dispositive power.

(2) Based upon information as of December 31, 1996 set forth in a Schedule 13G filing made by First Union Corporation dated February 3, 1997. Includes (i) sole voting power with respect to 1,248,139 shares, (ii) shared voting power with respect to 16,900 shares, (iii) sole dispositive power with respect to 403,600 shares and (iv) shared dispositive power with respect to 765,464 shares.

(3) Based upon information as of December 31, 1996 set forth in a Schedule 13G filing made by Reich & Tang Asset Management L.P. and dated February 15, 1997. Represents shared voting and dispositive power.

(4) Based upon information as of December 31, 1996 set forth in a Schedule 13G filing made by TriMark Financial Corporation and dated February 5, 1997.

(5) Includes shared voting power over 446,264 shares. Does not include 218,879 shares owned by Mr. West's wife, as to which he disclaims beneficial ownership.

(6) Includes options to acquire 7,500 shares under the Company's Non-Qualified Stock Option Plan for Non-Employee Directors. Does not include 7,840 shares owned by Mr. Wike's wife, as to which he disclaims beneficial ownership.

(7) Based upon information as of December 31, 1996 set forth in a Schedule 13G filing made by Wilmington Trust Corporation, Wilmington Trust Company and Wilmington Trust FSB and dated February 3, 1997. Includes (i) sole voting power with respect to 440,620 shares and (ii) shared voting and investment power with respect to 640,690 shares.

                            1. ELECTION OF DIRECTORS

Board of Directors

         The Company's articles of incorporation divide the Board of Directors into three classes. Each year, the directors in one class are elected to serve a three-year term. The Company's bylaws allow the directors to increase (and decrease) the size of the board, to elect directors to fill the vacancies created by an increase and to assign the elected directors to a class. Pursuant to that authority, in March 1997 the Board of Directors was increased to twelve members from eleven, and Mr. Anthony Welters was appointed a director in Class I to fill that vacancy and to serve until the 1997 Annual Meeting. George J. Hauptfuhrer, Jr., also a Class I director, will retire when his term expires at the 1997 Annual Meeting in accordance with the Board's retirement policy.

         The Board has nominated Mr. William G. Little, Mr. William H. Longfield, Dr. Monroe E. Trout and Mr. Anthony Welters for election as directors at the 1997 Annual Meeting. All of the nominees are incumbent directors. Each nominee has consented to being named and to serve if elected. If any nominee becomes unavailable, which the Company does not expect, it is intended that, pursuant to the accompanying proxy, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee. Shareholders who want to nominate candidates for election as directors at future annual meetings must comply with procedures in the Company's bylaws. A copy of the bylaws may be obtained from the Secretary of the Company.

Name, Age and                    Business Experience and Other Directorships
Year First Elected Director      or Significant Affiliations
-------------------------------------------------------------------------------

Nominees

For Terms to Expire in 2000

William G. Little                Mr. Little has been Chairman of the Board since
Age 54                           1995 and President and Chief Executive Officer
1991                             of the Company since 1991. Mr. Little also
                                 serves as a director of Fox Chase Cancer
                                 Center

William H. Longfield             Mr. Longfield has been Chief Executive Officer
Age 58                           and Chairman of the Board since 1994 and Chief
1995                             Operating Officer from 1989 to 1994 of C.R.
                                 Bard, Inc. (medical device manufacturer). He also serves as a director of United Dental
                                 Care, Inc., Manor Care Inc., the Health
                                 Industry Manufacturers Association, Horizon
                                 Mental Health Management, Inc. and Atlantic
                                 Health System.

Monroe E. Trout, M.D             Dr. Trout is Chairman Emeritus of American
Age 65                           Healthcare Systems (network of integrated
1991                             healthcare systems), where he served as
                                 Chairman of the Board, President and Chief
                                 Executive Officer until his retirement in January 1995. He served as Chief Executive
                                 Officer of Cytran Inc. (biotechnology company) from March 1996 to July 1996. Dr. Trout also serves as a director of Science Applications
                                 International Corporation (SAIC), Baxter
                                 International Inc., Cytyc Inc. and the
                                 University of California San Diego Foundation.

Anthony Welters                  Mr. Welters has been Chairman, President and
Age 42                           Chief Executive Officer of AmeriChoice
1997                             Corporation (managed health-care services
                                 holding company) and its predecessor companies since 1989.

          The Board of Directors recommends a vote FOR these nominees.

Name, Age and                    Business Experience and Other Directorships
Year First Elected Director      or Significant Affiliations
-------------------------------------------------------------------------------

Director Whose Term Expires in 1997

George J. Hauptfuhrer, Jr.       Mr. Hauptfuhrer is Of Counsel of Dechert Price
Age 70                           & Rhoads (law firm), where he served as
1973                             Chairman and Chief Executive Officer from 1984
                                 until 1990.


Directors Whose Terms Expire in 1998

George W. Ebright                Mr. Ebright is retired from Cytogen Corp.
Age 58                           (biotechnology pharmaceutical company), where
1992                             he served as Chairman of the Board from 1990 to
                                 1995 and Chief Executive Officer from 1989 to
                                 1994. He also serves as a director of NABI and Arrow International Incorporated.

L. Robert Johnson                Mr. Johnson is Managing General Partner of
Age 55                           Founders Capital Partners, L.P. (venture
1989                             capital partnership). He also serves as a
                                 director of Axint Technologies Corp., RSVP
                                 Information Inc. and Agris Corporation, and is a member of the Corporation of the Massachusetts Institute of Technology.

John P. Neafsey                  Mr. Neafsey has been President of JN Associates
Age 57                           (investment consulting firm) since 1993. He
1989                             also serves as Chairman of the Board of
                                 Alliance Coal Company. He was President and
                                 Chief Executive Officer of Greenwich Capital
                                 Markets, Inc. (investment banking firm) from 1990 to 1993. Mr. Neafsey also serves as an advisory director of The Beacon Group of New
                                 York and as a director of the Management Policy
                                 Council, Provident Mutual Life Insurance
                                 Company of Philadelphia and the American
                                 Council for Capital Formation. Mr. Neafsey is also a trustee of Cornell University.

Geoffrey F. Worden               Mr. Worden has been President of South Street
Age 57                           Capital, Inc. (investment company) since 1992.
1993                             Mr. Worden also serves as a director of APT,
                                 Inc. and Princess House, Inc. He is also
                                 Chairman of the Board of Directors of the New
                                 York City Outward Bound Center.

Directors Whose Terms Expire in 1999

Tenley E. Albright, M.D.         Dr. Albright is a physician and surgeon. Since
Age 61                           1993 she has been Chairman of Western
1993                             Resources, Inc. and a member of the Corporation
                                 of the New England Baptist Hospital and Woods
                                 Hole Oceanographic Institution. From 1989 to
                                 1993 she was President, then Chairman of the Institute for Clinical Applications/Vital
                                 Sciences Inc. (clinical diagnostic research laboratory). Dr. Albright also serves as a director of State Street Bank and Trust
                                 Company, State Street Boston Corporation and
                                 Whitehead Institute for Biomedical Research.

William S. West                  Mr. West served as Chairman of the Board of the
Age 69                           Company from 1985 to 1993. Mr. West became
1958                             President of the Company in 1965 and Chief
                                 Executive Officer in 1980 and continued in these positions until his retirement in 1985.

J. Roffe Wike, II                Mr. Wike was Senior Partner and a director of
Age 70                           Cooke & Bieler (investment counselors) from
1962                             1965 to 1994.

         Independent Directors. The Board of Directors has adopted guidelines for designating directors who are independent of management as "independent directors" and has established the position of "Chairman, Independent Directors." In accordance with these guidelines, the Board has designated each director, other than the Company's Chief Executive Officer William G. Little, as an independent director. George J. Hauptfuhrer, Jr., serves as Chairman, Independent Directors. The independent directors' primary duties are to evaluate the performance of the Company's Chief Executive Officer, to assure that he has appropriate leadership succession plans and to review and monitor achievement of his long-range strategic plans for the Company. The Chairman, Independent Directors is responsible for conferring with the Chief Executive Officer on agenda items and information to be provided to the Board and for calling meetings of the independent directors.

         Board Committees. The Board has four standing committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Finance Committee.

         The Audit Committee consists of L. Robert Johnson (Chairman), Tenley E. Albright, William H. Longfield, Anthony Welters and Geoffrey F. Worden. The Audit Committee performs the following functions: (1) recommends annually to the Board a firm of independent accountants for appointment as auditors of the Company; (2) reviews the fees paid to the independent accountants; (3) reviews with the independent accountants the scope and results of each annual audit; and
(4) reviews with the independent accountants and the Company's financial officers comments and recommendations made by the same.

         The Nominating and Corporate Governance Committee consists of George J. Hauptfuhrer, Jr. (Chairman), Tenley E. Albright, William H. Longfield, Monroe E. Trout and William S. West. This Committee recommends to the Board nominees to be elected to the Board by the shareholders or by the Board when vacancies occur between meetings of shareholders. After review by the independent directors, this Committee recommends formally to the Board a successor to the Chief Executive Officer. In addition, this Committee recommends appointments to be made to Board committees and evaluates and makes recommendations regarding all Company policies on the recruitment of directors. The Nominating and Corporate Governance Committee also reviews the Company's legal compliance policies and programs and reviews periodically with the Company's General Counsel, in light of new legislation, regulations and other developments, the Company's Code of Business Ethics, recommending to the Board any changes to the Code that the Committee believes are desirable.

         The Compensation Committee consists of Monroe E. Trout (Chairman), George W. Ebright, George J. Hauptfuhrer, Jr. and John P. Neafsey. This Committee determines the Company's compensation arrangements with executive management and reports its actions to the Board of Directors. This Committee also administers the Company's Long-Term Incentive Plan.

         The Finance Committee consists of John P. Neafsey (Chairman), George W. Ebright, L. Robert Johnson, J. Roffe Wike, II and Geoffrey F. Worden. This Committee serves as liaison between management and the Board on important financial transactions and financial-policy matters. The Finance Committee also consults with and advises management on financial strategies, policies and procedures, acquisitions, divestitures, major capital-expenditure requests and similar matters, and makes recommendations on such matters to the Board.

         Board and Committee Meetings. The Board of Directors held five meetings in 1996. During 1996, the Compensation Committee and the Audit Committee each met four times, the Nominating and Corporate Governance Committee met five times and the Finance Committee met seven times. All directors attended more than 75% of the total number of meetings of the Board and the committees on which they served. The independent directors held two meetings in 1996.

         Certain Legal Proceedings. In 1985, Mr. Welters, a director in Class I, became controlling shareholder and president of American Coastal Industries, Inc., a heavy-metal fabrication business experiencing severe financial difficulties. Although the company returned to profitability largely through his efforts and personal investment, the company's liquidity position continued to fluctuate. Following the loss of several major contracts in 1991 and 1992, the company was forced into an involuntary bankruptcy procedure under Chapter 7 of the U.S. Bankruptcy Code in November 1992.

         Compensation of Directors. Each director who is not employed by the Company or one of its subsidiaries receives an annual retainer of $20,000 per year, plus attendance fees of $1,500 for board and independent-director meetings and $1,000 for committee meetings. The chairman of each board committee and the Chairman, Independent Directors each receive an annual fee of $3,500. Directors may elect annually to defer all or any part of their director's fees either in an interest-bearing cash account or in a cash-only "phantom stock" account that parallels the performance of Common Stock. The deferred amounts are payable upon termination as a director.

         Each non-employee director who has completed five years of service as a director will be entitled to receive an annual retirement benefit, commencing at age 60, of between 50% and 100% of his or her base annual retainer at the time of retirement, depending on the length of service, for a maximum period of 15 years or until the director's earlier death. Non-employee directors are eligible to receive annually an option to acquire 1,500 shares of Common Stock under the Company's 1992 Non-Qualified Stock Option Plan for Non-Employee Directors. Each option will expire five years from the date of grant.

Stock Ownership of Directors and Executive Officers

         The following table sets forth, as of March 10, 1997, information concerning the beneficial ownership of Common Stock by each director, each named executive officer and all directors and executive officers as a group, and includes shares of Common Stock beneficially owned in accounts under the Company's Long-Term Incentive Plan and Savings Plan. Also included are "phantom-stock" units held in accounts under the deferred compensation plan referred to above. The plan amounts are included as of December 31, 1996, the latest information reasonably available. The information is furnished by the respective directors and officers.

                                                                     Right to Acquire           Phantom Stock
                                              Shares Owned            Ownership Under            Units Under
                                              Directly and          Options Exercisable      Directors' Deferred
Name                                           Indirectly             Within 60 Days          Compensation Plan
-----------------------------------------------------------------------------------------------------------------
Tenley E. Albright                                1,000                      3,500
George R. Bennyhoff                              28,133                     27,500
J. E. Dorsey                                      4,902                     43,000
George W. Ebright                                 1,000                      6,000
Steven A. Ellers                                  4,222                     27,000
George J. Hauptfuhrer, Jr.                        6,000                      7,500                    7,660
L. Robert Johnson                                 4,500                      6,000
William G. Little                                32,420                     90,141
William H. Longfield                              1,000                      1,500                      442
Donald E. Morel, Jr.                              1,475                     19,000
John P. Neafsey                                   3,500                      6,000                      508
Monroe E. Trout                                   5,000                      3,000                    6,830
Anthony Welters                                       0                          0
William S. West                                 960,052                          0
J. Roffe Wike, II                             1,738,054                      7,500                   12,507
Geoffrey F. Worden                                2,000                      4,500                    3,347
All directors and executive officers
    as a group (21 persons)                   2,815,079                    318,466


         No director or officer beneficially owns more than 1% of the outstanding Common Stock except William S. West, who owns beneficially 5.9% of the outstanding Common Stock, and J. Roffe Wike, II, who is the beneficial owner of 10.6% of the outstanding Common Stock. All directors and executive officers as a group are the beneficial owners of 18.7% of the outstanding Common Stock. Where a director or executive officer has the right to acquire shares within 60 days after March 10, 1997, through the exercise of stock options, these shares are treated as beneficially owned by the individual and as outstanding for purposes of computing the percentages owned by the individual and the group. Additional information concerning the beneficial ownership of Messrs. West and Wike is contained in footnotes related to the table on page 2.

Board Compensation Committee Report On Executive Compensation

         The Compensation Committee of the Board (the "Committee") approves compensation policy and sets compensation for the Company's executive officers, including the individuals named in the Summary Compensation Table below. The Compensation Committee is composed entirely of non-employee directors.

         Compensation Philosophy -- The Company's executive compensation philosophy is designed to achieve four objectives: (1) link shareholder and management interests; (2) reward management for producing superior corporate results relative to comparable companies; (3) recognize individual performance; and (4) assist the Company in attracting and retaining key executives of the highest caliber. The Company's executive compensation program implements these four goals through base salary, annual incentive bonus awards and long-term incentives in the form of non-qualified stock options.

         To align management and shareholder interests, the Committee has established guidelines that call for executives to own, within five to seven years of attaining their respective positions, amounts of Common Stock with a market value equal to specified multiples of the executive's base salary. These multiples are: 5x base salary for the Chief Executive Officer; 3x base salary for executive vice presidents; and 2x base salary for other senior executives. Although the share-ownership guidelines are not mandatory, the Committee reviews annually each executive's progress toward meeting his or her share ownership goal. The Committee has no set policy on failure to meet the guidelines.

         The Committee annually determines the targeted compensation for each of the Company's executive officers, relying primarily on compensation data from outside surveys of companies in general industry with comparable annual revenues and employee base. Base salaries are set to approximate the 50th percentile level of comparable positions, while total compensation (salary, bonus and stock options) is targeted to parallel the Company's competitive performance. The Committee also considers recommendations of the Chief Executive Officer regarding the performance and relative experience of the senior management.

         1996 Compensation -- Following a review in April 1996 of Mr. Little's performance during 1995, his annual base salary was set at $445,000, an increase of 4.7% from the prior year. This salary is consistent with the 50th percentile of comparable companies, according to data supplied by an independent, nationally recognized consultant engaged by the Committee. The other named executive officers each received salary adjustments to bring their base salary in line with median compensation levels paid to executives with similar responsibilities in comparable companies.

         The Committee established an earnings-per-share of $2.08 as the 1996 corporate financial-performance target, excluding the impact of a restructuring charge taken in the first quarter. In setting the corporate performance target, the Committee reviewed performance data of other similar companies contained in a report prepared by its consultant. The report indicated that since January 1992 the Company's total return to shareholders was within the 75th percentile of the Standard & Poor's 400 Industrials Index and within the 60th percentile of both the Standard & Poor's Small Cap 600 Index (not including financial services companies) and a self-selected peer group of 12 companies. The two broad-based indices were recommended by the consultant as being appropriately comparable for the Company. Guidelines used for selecting the peer group companies included such factors as nature of business, revenues, employee base, technology base, market share, customer type and customer relationship. The peer group is the same group used in the shareholder-return performance chart on page 13. The Committee considers this target to be appropriate in light of the comparable performance data noted above and the Company's own year-to-year performance improvement.

         Bonus awards are made under the Company's Management Incentive Bonus Plan (the "Bonus Plan"). For 1996, the Bonus Plan contained two components: (1) attaining at least 90% of a pre-set Company financial performance target; and
(2) management's achievement of certain non-financial goals. These goals were the successful implementation of a restructuring plan announced in 1996 and the development and execution of an acceptable long-range strategic plan.

         Bonus target amounts were calculated as a percentage of base salary. For 1996, the Committee set Mr. Little's bonus target at 71.25% of base salary. For other executive officers, the bonus targets ranged from 38% to 61.75% of base salary. In support of the goal of linking shareholder and management interests, one-fourth of a Bonus Plan participant's after-tax annual bonus was paid in shares of Common Stock, referred to under the plan as "bonus shares." Each participant also received a number of additional restricted shares equal to 25% of the number of bonus shares received. The restricted shares are forfeited if bonus shares are transferred within four years of the date of grant.

         For 1996 the Company achieved earnings-per-share of $1.91, without giving effect to the restructuring charge, representing 91.8% of the Bonus Plan corporate performance target of $2.08. Management also successfully achieved the non-financial goals noted above. Accordingly, Mr. Little received 91.8% of his target bonus amount, or $291,074, of which $40,122 was paid in the form of 1,459 bonus shares, valued at $27.50 per share. Mr. Little also received 365 restricted shares. The other named executives each received 91.8% of their target bonus amounts, which were paid in a combination of cash and stock in accordance with the terms of the Bonus Plan. During 1996, each of the Company's executive officers other than Mr. Little received an additional grant of stock options in amounts relative to their level of responsibility. Stock-option amounts are estimated to produce competitive long-term compensation when compared to general industry. Although there is no direct relationship between the size of option awards and the Company's share-ownership guidelines, stock options are considered the primary vehicle to assist executives in meeting these guidelines.

                                       Monroe E. Trout, Chairman
                                       George W. Ebright
                                       George Hauptfuhrer, Jr.
                                       John P. Neafsey

Compensation of Named Executive Officers

General

         The following table sets forth, for 1994, 1995 and 1996, compensation provided by the Company to each of the named executive officers in all capacities in which they served.

                                            Summary Compensation Table
                                                                                             Long-Term
                                         Annual Compensation                           Compensation Awards
                                     -------------------------                         -------------------
                                                                     Other          Restricted     Securities
                                                                     Annual            Stock       Underlying        All Other
Name & Principal Position     Year   Salary($)(1)  Bonus($)(1)   Compensation($)   Award(s)($)(2)   Options(#)   Compensation($)(3)
-------------------------     ----   ------------  -----------   ---------------   --------------  ------------  ------------------
 William G. Little             1996      438,240      291,074          4,329            10,083           -0-            14,002
  Chairman, President and     1995      412,231         -0-           4,329               -0-        120,000           13,182
  Chief  Executive Officer    1994      363,684      256,327          4,329            10,708            -0-            8,904

J. E. Dorsey                  1996      262,701      155,898          3,674             5,387         15,000            7,877
  Executive Vice President    1995      234,934         -0-           3,674              -0-          12,000            7,045
  and Chief Operating         1994      221,081      138,589          3,674             5,735          8,000            6,630
  Officer

George R. Bennyhoff           1996      159,778       56,516          3,674             2,265          8,000            4,787
  Senior Vice President,      1995      152,624         -0-           3,674              -0-           6,500            4,573
  Human Resources and         1994      145,593       56,916          3,674             2,208          6,500              852
  Public Affairs

Steven A. Ellers              1996      159,037       57,561          5,754             2,403         10,000            4,765
  Vice President,             1995      140,676         -0-            -0-               -0-           8,000            4,214
  Sales & Marketing           1994      116,192       51,518           -0-              1,954          4,500            1,688

Donald E. Morel, Jr.          1996      158,212       57,561          4,414             2,320         10,000            4,743
  Vice President,             1995      135,255         -0-            -0-               -0-           4,500            4,496
  Scientific Services         1994      110,721       34,899           -0-              1,320          4,500            1,834
--------------------------

(1) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year and include the value of any bonus (unrestricted) shares awarded under the Bonus Plan. The value of any restricted shares awarded is shown in the Restricted Stock Award(s) column and is not included in the amount shown. Bonuses are paid in the fiscal year following the fiscal year for which they are earned.

(2) Restricted stock awards are made in the fiscal year following the fiscal year for which they are earned. Restricted stock awards vest four years from the grant date. Values are determined by multiplying the number of shares awarded by the closing market price of the Common Stock on the grant date, which was $25.38 for 1994 awards and $27.63 for 1996 awards. Dividends are paid on restricted stock and reinvested in additional shares of Common Stock.

      The following table contains information relating to the outstanding holdings of restricted stock of the named executives at December 31, 1996. Values are determined by multiplying the number of shares by $28.25, the December 31, 1996 closing price of the Common Stock.

                                                                  Current Market
                                              Number of              Value of
                                              Restricted            Restricted
                         Name                Shares Held           Shares Held
                        -----                -----------          --------------

                 William G. Little              1,354                 $38,251
                 J. E. Dorsey                     532                  15,029
                 G. R. Bennyhoff                  177                   5,000
                 S. A. Ellers                     187                   5,283
                 D. E. Morel                       83                   2,345

(3) Represents Company contributions under the Company's Savings Plan and Non-Qualified Deferred Compensation Plan for Designated Executive Officers. With respect to Mr. Little, includes for 1996, 1995 and 1994 term life insurance premiums paid by the Company of $860, $819 and $648, respectively.

Stock Option Grants

         The following table provides information concerning stock options granted in 1996 under the Company's Long-Term Incentive Plan to the named executive officers.

                                         Option Grants in Last Fiscal Year

                                                                                       Potential Realizable Value
                                                                                       at Assumed Annual Rates of
                                            Individual                                  Stock Price Appreciation
                                              Grants                                        for Option Term
                         -----------------------------------------------               ---------------------------
                            Number of
                           Securities       % of Total
                           Underlying     Options Granted        Exercise
                             Options        to Employees          Price       Expiration
     Name                 Granted (#)(1)      in 1996           ($/Sh)(2)        Date          5%($)(3)    10%($)(3)
     ---------------------------------------------------------------------------------------------------------------
     W. G. Little               -0-             --                  --            --             --            --
     J. E. Dorsey            10,000            4.48              22.3125        3/7/01          61,645      136,220
                              5,000            2.24              23.3125        4/3/01          32,204       71,162
     G. R. Bennyhoff          6,500            2.91              22.3125        3/7/01          40,069       88,543
                              1,500            0.67              23.3125        4/3/01           9,661       21,348
     S. A. Ellers             8,000            3.58              22.3125        3/7/01          49,316      108,976
                              2,000            0.90              23.3125        4/3/01          12,881       28,465
     D. E. Morel              7,000            3.14              22.3125        3/7/01          43,151       95,354
                              3,000            1.34              23.3125        4/3/01          19,322       42,697

--------------

(1) Option grants are for a five-year term and first became exercisable six months after the date of grant.

(2) The exercise price represents the average of the highest and lowest reported sale price on the date of grant (March 8, 1996 and April 4, 1996). The exercise price (and any applicable withholding taxes) may be paid in cash, shares of Common Stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3) These amounts, based on assumed annual appreciation rates of 5% and 10% as prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

1996 Stock Option Exercises

          The following table provides information relating to the exercise of stock options by the named executive officers in 1996, as well as the number and value of their unexercised options as of December 31, 1996. All option grants to the named executives other than Mr. Little are for a five-year term and first became exercisable six months after the date of grant. Mr. Little was granted an option in 1991, which vested over a four-year period, and an option in 1995, which vests over a six-year period.



                                  Aggregated Option Exercises in Last Fiscal Year
                                         and Fiscal Year-End Option Values

                          Shares                           Number of Shares              Value of Unexercised
                         Acquired                       Underlying Unexercised               In-the-Money
                            on            Value             Options Held at                   Options at
         Name          Exercise(#)   Realized($)(1)       Fiscal Year-End(#)           Fiscal Year-End($)(1)(2)
 -------------------------------------------------------------------------------------------------------------------
                                                       Exercisable   Unexercisable    Exercisable     Unexercisable
                                                       -----------   -------------    -----------     -------------
William G. Little         29,859         375,104          90,141        120,000         1,183,100           0
J. E. Dorsey               6,000          36,767          43,000              0           205,332           --
G. R. Bennyhoff            9,500          88,219          27,500              0           134,985           --
S. A. Ellers               2,384          24,138          29,116              0           129,261           --
D. E. Morel                    0               0          19,000              0            84,498           --

-----------------

(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) The dollar amounts shown under the Exercisable and Unexercisable columns of this heading represent the number of exercisable and unexercisable options, respectively, multiplied by the difference between the closing price of the Company's Common Stock on December 31, 1996 ($28.25) and the exercise price of the options. No value has been assigned to the 120,000 shares covered by an option granted to Mr. Little in 1995 because the option exercise price ($30.13) exceeds the closing price on December 31, 1996.

Retirement Plan

      The Company's Salaried Employees' Retirement Plan (the "Retirement Plan") is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits early retirement in certain cases. The normal annual retirement benefit equals 1.9% of the average of an employee's five highest consecutive calendar years of earnings out of his or her last ten calendar years of service, multiplied by his or her years of service up to 25 years, plus 0.5% of such earnings multiplied by his or her years of service in excess of 25 but not more than 35 years. In general, the earnings covered by the Retirement Plan include salary, cash and stock bonus and other non-deferred cash remuneration. The Internal Revenue Code limits the maximum annual benefit that may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Supplemental Employees' Retirement Plan (the "Supplemental Plan"), the Company will make supplemental, unfunded payments to offset any reductions in benefits that may result from such limitations.

      The following table shows the estimated annual retirement benefits payable (before reduction by the offset for Social Security payments) under the Retirement Plan and the Supplemental Plan at age 65 to all eligible employees, including the named executives, in specified remuneration and years-of-service classifications, based on a straight life annuity form of retirement income.


                                                Pension Plan Table

                                                                Years of Service
                                 ------------------------------------------------------------------------
               Five Year
            Average Annual
               Earnings                15            20             25             30             35
        -------------------------------------------------------------------------------------------------
             $200,000              $  57,000    $  76,000       $  95,000       $100,000     $105,000
              250,000                 71,250       95,000         118,750        125,000      131,250
              300,000                 85,500      114,000         142,500        150,000      157,500
              400,000                114,000      152,000         190,000        200,000      210,000
              500,000                142,500      190,000         237,500        250,000      262,500
              600,000                171,000      228,000         285,000        300,000      315,000
              650,000                185,250      247,000         308,750        325,000      341,250
              700,000                199,500      266,000         332,500        350,000      367,500
              750,000                213,750      285,000         356,250        375,000      393,750


         As of December 31, 1996, the credited years of service for the named executive officers were as follows: Mr. Little--21 years; Mr. Dorsey--4 years; Mr. Ellers--13 years; Mr. Bennyhoff--16 years; and Mr. Morel--4 years.

Employment and Other Agreements

         Mr. Little has an employment agreement with the Company under which he serves as President and Chief Executive Officer for a base annual salary determined in accordance with Company compensation-review policies. The agreement also entitles him to participate in the Company's annual and long-term incentive plans. The employment term may be ended by the Company upon two years' notice of termination but may be terminated earlier by the Company for cause, or due to disability or death.

         The Company has entered into agreements with Messrs. Little, Dorsey and Bennyhoff that provide for benefits in the event of employment termination following a change in control of the Company. These agreements are designed to assist the Company in attracting and retaining highly qualified executives and to help ensure that if the Company is faced with an unsolicited tender offer proposal, its executives will continue to manage the Company without being unduly distracted by the uncertainties of their personal affairs and thereby will be better able to assist in evaluating such a proposal in an objective manner.

         Each executive is entitled to receive severance compensation under his agreement if, within two years following a change in control of the Company, he resigns following a constructive termination of his employment or his employment is terminated by the Company other than by reason of death, disability, willful misconduct or normal retirement. Such severance compensation includes the immediate vesting of the executive's interest, if any, in the Company's employee-benefit plans, continuing salary and bonus payments at the level prior to termination and continuation of certain health and welfare benefits for up to three years following such termination. A "change in control" is defined generally as a change in a majority of the Company's Board of Directors or purchase of more than 51% of the Company's stock. Each agreement also provides that during the term of the executive's employment with the Company and for a period of one year thereafter, whether or not a change in control of the Company occurs, the executive will neither be employed by any competitor of the Company nor compete with the Company in any part of the United States (any market or territory, in the case of Mr. Little). The payment of severance compensation is not conditioned upon the executive seeking other employment nor is it subject to reduction in the event the executive secures other employment consistent with the agreement.

         The Company has entered into a non-competition agreement with Mr. Ellers providing him with continuing salary at the level prior to termination and continuation of certain health and welfare benefits for one year following termination of his employment. The agreement provides that during the term of his employment with the Company and for a period of one year thereafter, he will neither be employed by any competitor of the Company nor compete with the Company in any part of the United States.

Shareholder Return Performance Graph

         The following graph compares the cumulative total return to holders of Common Stock with the cumulative total return of the Standard & Poor's 400 Industrials Limited Index (the "S&P 400") and of a Company-selected peer group for the five years ended December 31, 1996. Cumulative total-return-to-shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus the per-share price change for the period by the share price at the beginning of the period. The Company's cumulative shareholder return is based on an investment of $100 on December 31, 1991 and is compared to the cumulative total return of the S&P 400 and peer group over the period with a like amount invested.

      The peer-group companies were selected by the Company based principally on nature of business, revenues, employee base, technology base, market share, customer type and customer relationship. The peer group was developed initially as part of an assessment of the Company's executive compensation levels. The peer group is composed of Amphenol Corporation, Andrew Corporation, Applied Magnetics Corporation, Augat Inc., Beckman Instruments, Inc., C.R. Bard, Inc., CTS Corp., Millipore Corporation, Pall Corporation, The Perkin-Elmer Corporation, Sealed Air Corporation and Thomas & Betts Corporation.



                                    [GRAPHIC]

          In the printed version of the document, a line graph appears which depicts the following plot points:

                                  FIVE YEAR CUMULATIVE TOTAL RETURN
                       ------------------------------------------------------

                       1991      1992      1993      1994      1995      1996
                       ----      ----      ----      ----      ----      ----

West Company           100       123       136       155       135       166
S & P 400              100       106       115       120       161       198
Peer Group             100       110       116       130       174       216


          2. PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors, upon recommendation of its Audit Committee, has reappointed Coopers & Lybrand L.L.P. as independent accountants for the Company in 1997, subject to ratification by the holders of Common Stock. If the appointment of Coopers & Lybrand L.L.P. is not ratified, the Board of Directors will consider the appointment of other auditors. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to questions from shareholders. The Board of Directors recommends that the shareholders vote FOR ratification of the selection of Coopers & Lybrand L.L.P. as independent accountants for 1997.


                              SHAREHOLDER PROPOSALS

         Shareholder proposals for the 1998 Annual Meeting of Shareholders must be received by the Office of the Secretary of the Company, 101 Gordon Drive, Lionville, Pennsylvania 19341, no later than November 25, 1997 for inclusion in the proxy statement and form of proxy.


                                           THE WEST COMPANY, INCORPORATED




March 26, 1997
                                       13

                                                                          [LOGO]
PROXY



                         THE WEST COMPANY, INCORPORATED
                 101 Gordon Drive, Lionville, Pennsylvania 19341
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints John R. Gailey III and William G. Little as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The West Company, Incorporated, held of record by the undersigned on March 18, 1997, at the Annual Meeting of Shareholders to be held on April 30, 1997 or any adjournment thereof.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.


                         (To be Signed on Reverse Side)

     Please mark your
|x|  votes as in this
     example.

                         FOR                 WITHHOLD AUTHORITY
     1.   Election of         all the             To vote for
          4 Class I      |_|  nominees       |_|  the nominees
          Directors           listed below        listed below

(except as marked to the contrary)

                                              FOR     AGAINST     ABSTAIN

     2.   Ratification of the appointment     |_|       |_|         |_|
          of Coopers & Lybrand L.L.P. as
          independent accountants of
          the corporation for the fiscal
          year ending December 31, 1997.

     3.   In their discretion, the Proxies
          are authorized to vote upon such
          other business as may properly
          come befor the meeting.


(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

William G. Little, William H. Longfield, Monroe E. Trout, Anthony Welters


                                          This Proxy when properly executed will
                                          be voted in the manner directed herein
                                          by the undersigned shareholder. If no
                                          direction is made, Proxy will be voted
                                          FOR Proposals 1 and 2.


SIGNATURE(S) ________________________________ DATE ____________


Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or in any other representative capacity, please so indicate.